EXHIBIT 99.1

FOR RELEASE: Monday, April 28, 2014 at 3:30 PM (Central)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS
RESULTS OF OPERATIONS FOR THE QUARTER
AND NINE MONTHS ENDED MARCH 31, 2014

Shreveport, Louisiana – April 28, 2014 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended March 31, 2014 of $638,000, a decrease of $38,000 compared to net income of $676,000 reported for the three months ended March 31, 2013. The Company’s basic and diluted earnings per share were both $0.31 for the quarter ended March 31, 2014, compared to basic and diluted earnings per share of $0.31 and $0.30, respectively, for the quarter ended March 31, 2013.

The Company reported net income of $2.0 million for the nine months ended March 31, 2014, a decrease of $499,000 compared to $2.5 million for the nine months ended March 31, 2013. The Company’s basic and diluted earnings per share were $0.96 and $0.94, respectively, for the nine months ended March 31, 2014, compared to $1.04 and $1.01, respectively, for the nine months ended March 31, 2013.

The decrease in net income for the three months ended March 31, 2014, resulted primarily from a decrease of $143,000, or 18.6%, in non-interest income, a $97,000, or 4.4%, increase in non-interest expense and a $3,000, or 0.1%, decrease in net interest income, partially offset by a $184,000, or 86.0%, decrease in the provision for loan losses, and a $21,000, or 6.5%, decrease in income tax expense. The decrease in net interest income for the three months ended March 31, 2014, was primarily due to a $64,000, or 2.0%, decrease in total interest income, partially offset by a decrease of $61,000, or 9.8%, in aggregate interest expense on borrowings and deposits primarily due to an overall decrease in rates paid on interest-bearing liabilities.  The Company’s average interest rate spread was 3.71% for the three months ended March 31, 2014, compared to 3.80% for the three months ended March 31, 2013. The Company’s net interest margin was 3.92% for the three months ended March 31, 2014, compared to 4.03% for the quarter ended March 31, 2013. The decrease in the average interest rate spread on a comparative quarterly basis was primarily the result of a decrease of 22 basis points in average yield on interest-earning assets.  The decrease in net interest margin was primarily the result of a higher average volume of interest earning assets for the quarter ended March 31, 2014 compared to the prior year quarterly period.

The decrease in net income for the nine months ended March 31, 2014, resulted primarily from an $822,000, or 31.4%, decrease in non-interest income, and an increase of $310,000, or 4.8%, in non-interest expense partially offset by a $34,000, or 0.4%, increase in net interest income, a $323,000, or 73.2% decrease in the provision for loan losses, and a $276,000, or 22.4%, decrease in income tax expense. The increase in net interest income for the nine month period was primarily due to a $169,000, or 8.6% decrease in interest expense on borrowings and deposits due to an overall decline in the average cost of funds, partially offset by a $135,000, or 1.4%, decrease in total interest income.  The Company’s average interest rate spread was 3.68% for the nine months ended March 31, 2014, compared to 3.80% for the nine months ended March 31, 2013. The Company’s net interest margin was 3.91% for the nine months ended March 31, 2014, compared to 4.08% for the nine months ended March 31, 2013.  The decrease in net interest margin and average interest rate spread on a comparative nine month basis is attributable primarily to a decrease of 29 basis points in average yield on interest earning assets for the nine months ended March 31, 2014 compared to the prior year nine month period.

The following tables set forth the Company’s average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended March 31,
	2014		2013
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Investment Securities	$43,010	2.19%	$55,851	2.78%
Loans Receivable	224,019	5.30	201,100	5.73
Interest-earning deposits	2,940	0.26	6,352	0.12
Total interest-earning assets	$269,969	4.75%	$263,303	4.97%

Interest-bearing liabilities:
Savings accounts	$11,603	0.19%	$7,948	0.22%
NOW accounts	26,941	0.85	21,776	0.77
Money market accounts	45,230	0.31	38,533	0.37
Certificates of deposit	113,963	1.49	110,439	1.67
Total interest-bearing deposits	197,737	1.06	178,696	1.22
FHLB advances	17,357	0.85	33,567	0.91
Total interest-bearing liabilities	$215,094	1.04%	$212,263	1.17%

	For the Nine Months Ended March 31,
	2014		2013
	Average	Average	Average	Average
	Balance	Yield/Rate	Balance	Yield/Rate
		(Dollars in thousands)
Interest-earning assets:
Investment securities	$48,080	2.17%	$60,601	2.94%
Loans receivable	218,796	5.47	193,450	5.90
Interest-earning deposits	5,072	0.25	5,917	0.22
Total interest-earning assets	$271,948	4.79%	$259,968	5.08%

Interest-bearing liabilities:
Savings accounts	$10,851	0.21%	$7,140	0.26%
NOW accounts	26,445	0.98	19,719	0.80
Money market accounts	43,617	0.35	40,363	0.43
Certificates of deposit	114,022	1.55	108,357	1.76
Total interest-bearing deposits	194,935	1.13	175,579	1.29
Other bank borrowings	333	5.70	--	--
FHLB advances	19,060	0.88	28,773	1.24
Total interest-bearing liabilities	$214,328	1.11%	$204,352	1.28%

The $143,000 decrease in non-interest income for the quarter ended March 31, 2014, compared to the prior year quarterly period was due to a decrease of $295,000 in gain on sale of loans held for sale, partially offset by $129,000 in gain on sale of real estate and an increase of $23,000 in other non-interest income. The $822,000 decrease in non-interest income for the nine months ended March 31, 2014, compared to the prior year period was primarily due to decreases of $752,000 in gain on sale of loans held for sale, $180,000 in gain on sale of securities, $10,000 in income on bank owned life insurance and $9,000 in other non-interest income, partially offset by $129,000 in gain on sale of real estate.  The $129,000 gain on sale of real estate arose from the disposition of a lot in Bossier City, Louisiana that had been held for a possible branch location site.  The $97,000 increase in non-interest expense for the quarter ended March 31, 2014, compared to the same period in 2013, is primarily attributable to increases of $71,000 in compensation and benefits, $54,000 in occupancy and equipment expense, $26,000 in data processing expense, $7,000 in deposit insurance premiums and $5,000 in audit and examination fees. These increases were partially offset by decreases of $69,000 in legal fees and $2,000 in other non-interest expenses.

The $310,000 increase in non-interest expense for the nine months ended March 31, 2014, compared to the same period in 2013, is primarily attributable to increases of $136,000 in compensation and benefits expense, $94,000 in occupancy and equipment expense, $43,000 in other non-interest expenses, $40,000 in data processing, $39,000 in franchise and bank shares taxes and $14,000 in advertising expense.  These increases were partially offset by a decrease of $78,000 in legal fees.

At March 31, 2014, the Company reported total assets of $289.5 million, an increase of $12.4 million, or 4.5%, compared to total assets of $277.2 million at June 30, 2013. The increase in assets was comprised primarily of increases in loans receivable, net of $12.7 million, or 6.1%, from $206.1 million at June 30, 2013, to $218.7 million at March 31, 2014, loans held-for-sale of $3.3 million, or 96.2%, from $3.5 million at June 30, 2013, to $6.8 million at March 31, 2014, cash and cash equivalents of $3.0 million, or 80.4%, from $3.7 million at June 30, 2013 to $6.6 million at March 31, 2014, and an increase in other assets of $1.6 million, or 11.3%, from $14.5 million at June 30, 2013 to $16.1 million at March  31, 2014. These increases were partially offset by a decrease in investment securities of $8.2 million, or 16.6%, from $49.4 million at June 30, 2013, to $41.2 million at March 31, 2014. The increase in loans held-for-sale results primarily from an increase at March 31, 2014 in receivables from financial institutions purchasing the Company’s loans held-for-sale.

The following table shows total loans originated and sold during the periods indicated.

	Nine Months Ended March 31,
	2014	2013	% Change
	(In thousands)
Loan originations:
One- to four-family residential	$97,574	$124,945	(21.9)%
Commercial — real estate secured (owner occupied and non-owner occupied)	12,715	13,780	(7.7)%
Multi-family residential	--	7,289	(100.0)%
Commercial business	31,036	5,787	436.3%
Land	7,627	4,164	83.2%
Construction	20,172	22,562	(10.6)%
Home equity loans and lines of credit and other consumer	651	2,228	(70.8)%
Total loan originations	$169,775	$180,755	(6.1)%
Loans sold	$(49,753)	$(91,702)	(45.7)%

Included in the $20.2 million and $22.6 million of construction loan originations for the nine months ended March 31, 2014 and 2013, respectively, are approximately $13.4 million and $19.8 million, respectively, of one- to four-family residential construction loans and $6.8 million and $2.8 million, respectively, of commercial and multi-family construction loans, all of which are primarily located in the Company’s market area.

Total liabilities increased $12.4 million, or 5.3%, from $235.2 million at June 30, 2013, to $247.5 million at March 31, 2014, primarily due to an increase in total deposits of $17.3 million, or 8.2%, to $229.2 million at March 31, 2014, compared to $211.9 million at June 30, 2013. Total non-interest bearing demand deposits increased $6.4 million, or 24.8%, from $26.0 million at June 30, 2013 to $32.5 million at March 31, 2014. At both March 31, 2014 and June 30, 2013, the Company had $12.7 million in brokered deposits. The Company utilizes brokered certificates of deposit as a component of its strategy for lowering Home Federal Bank’s overall cost of funds. The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions. Advances from the Federal Home Loan Bank of Dallas decreased $4.2 million, or 19.4%, to $17.5 million at March 31, 2014, from $21.7 million at June 30, 2013.

At March 31, 2014, the Company had $294,000 of non-performing assets compared to $649,000 of non-performing assets at June 30, 2013, consisting of four single-family residential loans, and one non-performing line of credit at both periods. At March 31, 2014, the Company had one residential mortgage loan classified as substandard in the aggregate amount of $71,000 compared to three commercial loans and one residential mortgage loan in the aggregate amount of $5.3 million at June 30, 2013. The Company had one line of credit classified as doubtful in the amount of $27,000 at both March 31, 2014 and June 30, 2013.

Shareholders’ equity was $42.0 million at March 31, 2014 and June 30, 2013.  The primary changes within shareholders’ equity from June 30, 2013, were dividends paid of $416,000, acquisition of treasury stock of $2.3 million, and a decrease in the Company’s accumulated other comprehensive income of $63,000. These decreases were offset by net income of $2.0 million, proceeds from the issuance of common stock from the exercise of stock options of $272,000, and the vesting of restricted stock awards, stock options and release of employee stock ownership plan shares totaling $526,000.

The Company repurchased 7,346 shares of its common stock under its stock repurchase programs during the quarter ended March 31, 2014 at an average price per share of $17.64.  On January 8, 2014, the Company announced that its Board of Directors approved a fourth stock repurchase program for the repurchase of up to an additional 115,000 shares.  As of March 31, 2014, there were a total of 117,109 shares remaining for repurchase under the programs.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one agency in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
	March 31, 2014	June 30, 2013
ASSETS	(Unaudited)

Cash and cash equivalents	$6,649	$3,685
Securities available for sale at fair value	40,094	47,961
Securities held to maturity (fair value March 31, 2014: $1,113 June 30, 2013: $1,465)	1,113	1,465
Loans held-for-sale	6,795	3,464
Loans receivable, net of allowance for loan losses (March 31, 2014: $2,346; June 30, 2013: $2,240)	218,731	206,079
Other assets	16,142	14,501

Total assets	$289,524	$277,155

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$229,246	$211,922
Advances from the Federal Home Loan Bank of Dallas	17,454	21,662
Other liabilities	845	1,589

Total liabilities	247,545	235,173

Shareholders’ equity	41,979	41,982

Total liabilities and shareholders’ equity	$289,524	$277,155

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Interest income
Loans, including fees	$2,968	$2,880	$8,979	$8,564
Investment securities	1	5	4	20
Mortgage-backed securities	235	383	780	1,314
Other interest-earning assets	2	2	10	10
Total interest income	3,206	3,270	9,773	9,908
Interest expense
Deposits	522	543	1,652	1,693
Federal Home Loan Bank borrowings	37	76	125	263
Other bank borrowings	--	1	14	4
Total interest expense	559	620	1,791	1,960
Net interest income	2,647	2,650	7,982	7,948

Provision for loan losses	30	214	118	441
Net interest income after provision for loan losses	2,617	2,436	7,864	7,507

Non-interest income
Gain on sale of real estate	129	--	129	--
Gain on sale of loans	360	655	1,240	1,992
Gain on sale of securities	1	--	35	215
Income on Bank Owned Life Insurance	43	44	131	141
Other income	94	71	264	273

Total non-interest income	627	770	1,799	2,621

Non-interest expense
Compensation and benefits	1,474	1,403	4,204	4,068
Occupancy and equipment	202	148	634	540
Data Processing	152	126	353	313
Audit and Examination Fees	57	52	163	158
Franchise and Bank Shares Tax	85	84	263	224
Advertising	62	61	195	181
Legal fees	82	151	320	398
Loan and collection	28	25	92	87
Deposit insurance premium	39	32	107	95
Other expenses	123	125	381	338

Total non-interest expense	2,304	2,207	6,712	6,402

Income before income taxes	940	999	2,951	3,726
Provision for income tax expense	302	323	955	1,231

NET INCOME	$638	$676	$1,996	$2,495

EARNINGS PER SHARE
Basic	$0.31	$0.31	$0.96	$1.04
Diluted	$0.31	$0.30	$0.94	$1.01

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.71%	3.80%	3.68%	3.80%
Net interest margin	3.92%	4.03%	3.91%	4.08%
Return on average assets	0.87%	0.97%	0.91%	1.21%
Return on average equity	5.91%	6.33%	6.08%	7.20%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.10%	0.28%	0.10%	0.28%
Allowance for loan losses as a percent of non-performing loans	797.50%	276.29%	797.50%	276.29%
Allowance for loan losses as a percent of total loans receivable	1.06%	1.07%	1.06%	1.07%

Per Share Data:
Shares outstanding at period end	2,243,047	2,361,879	2,243,047	2,361,879
Weighted average shares outstanding:
Basic	2,030,216	2,180,265	2,081,010	2,399,921
Diluted	2,081,572	2,246,667	2,130,561	2,467,577
Tangible book value at period end	$18.72	$17.92	$18.72	$17.92
____________
(1)      Ratios for the three and nine month periods are annualized.
(2)      Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow President and Chief Operating Officer (318) 222-1145